EXHIBIT 99.01

February 20, 2008

William A. Roper, Jr.

President and Chief Executive Officer

D. James Bidzos

Chairman of the Board of Directors

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043

Re: Resignation from Board of Directors

Dear Bill and Jim:

Due to the demands on my time as a managing director of Providence Equity Partners, I must regretfully inform you that I have decided to resign as a director of the Board of Directors of VeriSign, Inc. effective immediately.

It has been my great pleasure to serve on the VeriSign Board for the last two and half years and I am confident that you and the Board will continue to successfully shape and guide the direction of the company. And, of course, I want to emphasize my resignation is not the result of any disagreement with the company or the Board on any matter relating to the company’s operations, policies or practices.

I wish you, the Board, the employees and the shareholders of the company every success in the future.

Sincerely yours,

/s/ Michelle Guthrie